ARTICLES OF INCORPORATION
                                       OF
                            AE & E PHARMA CORPORATION
                              A Nevada Corporation

     I, the undersigned, being the original incorporator herein named, for the purpose of forming a Corporation under the General Corporation Laws of the State of Nevada, to do business both within and without the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein are stated are true.

                                    ARTICLE I
                                      NAME
            The name of the Corporation is AE & E PHARMA CORPORATION

                                   ARTICLE II
                      RESIDENT AGENT AND REGISTERED OFFICE

     Section 2.01. Resident Agent. The name and address of the Resident agent for service of process is Nevada Corporate Headquarters, Inc. 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109. Mailing Address: PO Box 27740, Las Vegas, Nevada 89126.

     Section 2.02 Registered Office. The address of it's Registered Office is 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109.

     Section 2.03. Other Offices. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may be conducted, and meetings of directors and Stockholders held outside the State of Nevada with the same effect as if in the state of Nevada.

                                   ARTICLE III
                                     PURPOSE

     The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                   ARTICLE IV
                                 SHARES OF STOCK

     Section 4.01. Number and Class. The Corporation shall authorize the Issuance of the two classes of Stock, Common and Preferred. The total number of shares of authorized capital Stock of the Corporation shall consist of the following: Fifty-five million (55,000,000) shares of Common stock, at a par value of $.001, and twenty million (20,000,000) shares of Preferred, at a par value of $.001.

     Notwithstanding  the  foregoing  these  Articles  hereby  vest the Board of
Directors of the Corporation with such authority as may be necessary to prescribe such classes series and numbers of each class or series of Stock. In addition to the board is hereby vested with such authority as may be necessary to prescribe the voting powers, designations, preferences, limitations,



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restrictions  and relative rights of each class or series of Stock created.  All classes of Stock maybe issued from time to time without action by the stockholders.

     Section 4.02. No Preemptive Rights. Unless otherwise determined by the Board of Directors, holders of the Stock of the Corporation shall not have any preference, preemptive right or right of subscriptions to acquire any shares of the Corporation authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto.

     Section 4.03. Non-Accessibility of Shares. The Shares of the Corporation after the amount of the subscription price has been paid, in money, property or services as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporations, nor for any other purpose, and no Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

                                    Article V
                                    Directors

     Section 5.01 Governing Board. The members of the Governing Board of the Corporation shall be styled as directors.


     Section 5.02 Initial Board of Directors. The Initial Board of Directors shall consist of not less than one (1), and not more than seven (7) members. The name and address of an initial member of the Board of Directors is as follows:

   Name                               Address
   ----                               -------
   Curt W. Christie                   PO Box 27740
                                      Las Vegas, Nevada 89126


This Individual shall serve as Director until the first annual meeting of the stockholders or until his successor(s) shall have been elected and qualified.

     Section 5.03 Change in Number of Directors. The number of Director's may be increased or decreased by duly adopted amendment by to the Bylaws of the Corporation.

                                   Article VI
                                   INCOPORATOR

     The name and address of the Incorporator is Nevada Corporate Headquarters, Inc., PO Box 27740, Las Vegas Nevada, 89126